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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

TUFCO TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 16, 2006
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS TUESDAY, MAY 16, 2006
PROPOSAL ONE -- ELECTION OF DIRECTORS
CERTAIN CORPORATE GOVERNANCE MATTERS
MANAGEMENT
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCKHOLDER PROPOSALS
OTHER BUSINESS
EXPENSES
ANNUAL REPORT

TUFCO TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2006
To Our Stockholders:
      You are invited to attend the annual meeting of stockholders of Tufco Technologies, Inc. to be held at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, NC 28277 on Tuesday, May 16, 2006 at 8:00 a.m. Eastern Standard Time, for the following purposes:

Proposal 1.	To elect six directors to serve for a one-year term and until their successors are elected and qualified.

Proposal 2.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.
      The record date for the annual meeting is March 30, 2006. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. The board of directors hopes that you will find it convenient to attend the annual meeting in person, but whether or not you plan to attend, please complete, sign, date and return the enclosed proxy to ensure that your shares of common stock are represented at the annual meeting. Returning your proxy does not deprive you of the right to attend the annual meeting and vote your shares in person.

Sincerely,

Michael B. Wheeler,
Secretary
April 7, 2006

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, MAY 16, 2006
Tufco Technologies, Inc.
3161 S. Ridge Road
Green Bay, WI 54304
      The Board of Directors of Tufco Technologies, Inc. (“Tufco,” the “Company,” “we”, “our” or “us”) is soliciting proxies to be used at the 2006 annual meeting of stockholders to be held at The Ballantyne Hotel, 10000 Ballantyne Commons Parkway, Charlotte, NC 28277 on Tuesday, May 16, 2006, at 8:00 a.m., Eastern Standard Time. This proxy statement and accompanying proxy are first being mailed to stockholders on or about April 7, 2006.
Who Can Vote
      Only stockholders of record as of the close of business on March 30, 2006 are entitled to notice of and to vote at the annual meeting. As of March 30, 2006, we had outstanding 4,535,244 shares of common stock, the only outstanding class of stock entitled to vote. Each stockholder of record on the record date is entitled to one vote for each share of common stock held.
How You Can Vote
      Shares of common stock cannot be voted at the annual meeting unless the holder of record is present in person or by proxy. All stockholders are urged to complete, sign, date and promptly return the proxy in the enclosed postage-paid envelope after reviewing the information contained in this proxy statement. Valid proxies will be voted at the annual meeting and at any postponements or adjournments thereof as you direct in the proxy. If no direction is given and the proxy is validly executed, the proxy will be voted FOR the election of the nominees for the Board of Directors set forth in this proxy statement. The persons authorized under the proxies will vote upon such other business as may properly come before the annual meeting in accordance with their best judgment.
Revocation of Proxies
      You may revoke your proxy at any time prior to the start of the annual meeting in three ways:

(1) by delivering a written notice of revocation to the Corporate Secretary of Tufco;

(2) by timely submitting a duly executed proxy bearing a later date; or

(3) by attending the annual meeting and expressing the desire to vote your shares in person.
Quorum
      A majority of the outstanding shares of common stock on March 30, 2006 (2,267,623 shares), represented in person or by proxy, shall constitute a quorum for the transaction of business at the annual meeting. However, if a quorum is not present, the stockholders present at the meeting have the power to adjourn the meeting until a quorum is present. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be included in the determination of the number of shares present at the annual meeting for quorum purposes, but will not be counted for or against any proposal. Broker non-votes are when a nominee holding shares of common stock for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto.

      Your vote is important. Accordingly, you are asked to complete, date, sign and return the accompanying proxy whether or not you plan to attend the annual meeting. If you plan to attend the annual meeting to vote in person and your shares are registered with our transfer agent (StockTrans, Inc.) in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares.
PROPOSAL ONE — ELECTION OF DIRECTORS
      Our bylaws provide that the board of directors will consist of one to twelve directors, as determined from time to time by resolution of the board. The board of directors has set the number of directors at six, all of whom are to be elected at the annual meeting. Each director will serve until the 2007 annual meeting and until his successor has been elected and qualified or until the director’s earlier death, resignation or removal. Each nominee has consented to being named in this proxy statement and to serve if elected.
      We have no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the board of directors designates a substitute nominee, the persons named in the accompanying proxy will vote for the substitute nominee designated by the board of directors, unless a contrary instruction is given in the proxy.
      Each stockholder is entitled to cast one vote for each share of common stock held on March 30, 2006. The majority vote of the shares represented in person or by proxy at the annual meeting is required to elect each director. Votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Votes that are withheld for a particular nominee will be excluded from the vote for that nominee only.
Nominees
      The persons nominated to be directors are listed below. All of the nominees listed below are currently directors and have been since 1992, except Mr. LeCalsey, who became a director in September 1996, and Mr. Preston who became a director in September 1999.
      During fiscal year 2005, the Board of Directors held four meetings. No director attended less than 75% of the aggregate of the total number of meetings held by the Board of Directors and the committees on which he served.
      The following information as of March 30, 2006 is submitted concerning the nominees named for election as directors:

Name	Age	Position Held

Robert J. Simon	47	Chairman of the Board of Directors
Samuel J. Bero	70	Director
C. Hamilton Davison, Jr.	46	Director
Louis LeCalsey, III	67	Director, President and Chief Executive Officer
William J. Malooly	63	Director
Seymour S. Preston, III	72	Director
      Robert J. Simon — Mr. Simon has been Chairman of the Board of Directors of Tufco since February 1992. Mr. Simon has been a Senior Managing Director of Bradford Ventures, Ltd., a private investment firm, since 1992 and a General Partner of Bradford Associates since 1989, having started at the firm in 1984. Mr. Simon is either Chairman of the Board or a director of Professional Plumbing Group, Inc., Alkota Cleaning Systems, Inc., TriMark USA, Inc., Overseas Equity Investors Ltd., Overseas Callander Fund, Ltd., Portuguese Baking Company, Eagle Solutions, LLC, Atlantic-Meeco, Inc., Electron Beam Technologies and Independent Printing Company, Inc. as well as several other privately held companies.
      Samuel J. Bero — Mr. Bero had been President and Chief Executive Officer from November 1993 until he retired in July 1995, Executive Vice President since November 1992, and our General Manager since 1974, when he co-founded Tufco Industries, Inc., our predecessor. Mr. Bero has been a director since 1992 and has over 33 years of experience in the converting industry.
      C. Hamilton Davison, Jr. — Mr. Davison has been a director since 1992. Mr. Davison has been the President and a director of Paramount Cards, Inc., a manufacturer and retailer of greeting cards, since 1988 and Chief Executive Officer since 1995. Prior to that time, Mr. Davison was Vice President, International and Marketing of Paramount Cards, Inc. Mr. Davison is also a director and former President of the greeting card industry trade association. In addition to other private companies and not-for-profit boards, he served as a director and member of the audit committee of Valley Resources until 2000 when the company was sold to Southern Union (NYSE:SUG). Mr. Davison received a Bachelors Degree from Vanderbilt University and a masters degree from the University of Texas.
      Louis LeCalsey, III — Mr. LeCalsey assumed the position of President and Chief Executive Officer in October 1996. Previously he was President of Tufco Industries, Inc., our predecessor, from April 1996 through September 1996. Prior to that he served as Vice President of Worldwide Logistics for Scott Paper Company, the culmination of a 23-year career with Scott in various leadership positions. Mr. LeCalsey serves as a director for TriMark USA, Inc., Independent Printing Company, Inc., and as a member of the Advisory group for Bradford Equities Management LLC.
      William J. Malooly — Mr. Malooly has been a director since 1992. Mr. Malooly was the Chairman and Chief Executive Officer of Bank One, Green Bay from 1997 until he retired from Bank One in September 1999. Mr. Malooly serves as a director of CMM Group LTD, and White Clover Dairy Inc.
      Seymour S. Preston, III — Mr. Preston has been a director since September 1999. Currently he is President of The Millrace Group (consulting services). From 1994 until August 2003 when he sold the company and retired, Mr. Preston was Chairman, CEO and sole owner of AAC Engineering Systems, Inc., a manufacturer of deburring and metal finishing equipment. From 1990 to 1993, Mr. Preston was President and CEO of Elf Atochem North America, Inc., a manufacturer and marketer of plastics and specialty chemicals. Prior to 1990, Mr. Preston was President, Chief Operating Officer and director of Pennwalt Corporation. Mr. Preston is currently a director of Albemarle Corporation, Scott Specialty Gases, Inc., Ocean Power Technologies, Inc., Independent Publications, Inc., The Barra Foundation, The Wistar Institute, and The Academy of Natural Sciences of Philadelphia. Mr. Preston received a BA in chemistry from Williams College and an MBA from the Harvard Business School.
      None of the directors listed herein is related to any other director or executive officer of the Company.
      The Board of Directors unanimously recommends that stockholders vote FOR the election of directors as set forth in proposal one.
Committees of the Board of Directors
      The Board of Directors has an Executive Committee, a Compensation Committee, and an Audit Committee but not a Nominating Committee.

Executive Committee

Functions:	Serves in the event action must be taken by the Company at a time when convening a meeting of the entire Board of Directors is not feasible. May exercise all of the authority of the board of directors in the business and affairs of Tufco with certain exceptions.

Members:	Samuel J. Bero Robert J. Simon

Number of Meetings in 2005:	Two

Audit Committee

Functions:	Reviews proposals from the independent registered public accounting firm regarding annual audits. Approves the engagement or discharge and compensation of the independent registered public accounting firm. Reviews recommendations of the independent registered public accounting firm concerning accounting principles and the adequacy of internal controls and accounting procedures and practices. Reviews the scope of the annual audit. Approves or disapproves each professional service or type of service other than standard auditing services to be provided by the independent registered public accounting firm. Reviews and discusses the earnings release, unaudited quarterly and audited annual financial statements with management and the independent registered public accounting firm prior to the press release.

Members:	C. Hamilton Davison, Jr. William J. Malooly, Chairman Seymour S. Preston III

Number of Meetings in 2005:	Four

Compensation Committee

Functions:	Reviews annual salaries and bonuses for officers and determines the recipients of, and time of granting of, stock options. Determines the exercise price of each stock option and the number of shares to be issued upon the exercise of each stock option.

Members:	Samuel J. Bero C. Hamilton Davison, Jr. Robert J. Simon, Chairman

Number of Meetings in 2005:	Two
CERTAIN CORPORATE GOVERNANCE MATTERS
      The Board of Directors has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and final rules of the SEC interpreting and implementing the Sarbanes-Oxley Act, as well as listing standards of the NASDAQ Stock Market relating to corporate governance matters. Among the significant measures implemented by the Board of Directors to date are the following:
Audit Committee Composition
      The Audit Committee is comprised solely of “independent directors” in accordance with the NASDAQ Stock Market standards.
Audit Committee Charter
      In December of 2003 the Audit Committee of the Board of Directors adopted a revised written charter for the Audit Committee that was designed to comply with the requirements of the NASDAQ Stock Market listing standards and SEC rules. The amended and restated audit committee charter was ratified by the Board of Directors on January 13, 2004 and reviewed by the Audit Committee on August 11, 2005.
      The Audit Committee of the Board of Directors of Tufco Technologies, Inc. is composed of three non-employee directors who meet the independence standards of the NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit

Committee charter, as amended and restated in 2004, was attached as Exhibit A to the Proxy Statement for our 2004 annual meeting of stockholders. The Board of Directors of the Company has determined that William J. Malooly is an Audit Committee Financial Expert (as defined in Item 401(h) of Regulation S-K). Mr. Malooly is “independent” (as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act).
Code of Ethics
      In December of 2003, the Audit Committee adopted a Code of Ethics applicable to all employee associates and directors of the Company. This Code of Ethics, together with the Code of Ethics for Senior Financial Officers, constitutes a code of ethics applicable to senior financial officers within the meaning of the Sarbanes-Oxley Act of 2002 and SEC rules. The Code of Ethics for Senior Financial Officers was filed as an exhibit to the Company’s Form 10-K for its fiscal year ended September 30, 2003. The Code of Ethics was ratified by the Board of Directors on January 13, 2004.
      The Company is a “Controlled Company” as defined in NASDAQ Stock Market Rule 4350(c)(3). The Board of Directors has based this determination on the fact that approximately 57% of the voting stock of the Company is held by Bradford Venture Partners, L.P. and Overseas Equity Investors Ltd., which together constitute a group for purposes of NASDAQ Stock Market Rule 4350(c)(5).
      The Board of Directors does not have a standing Nominating Committee or committee performing similar functions; however, the Board of Directors functions in the capacity of the Nominating Committee. As the Company is a “Controlled Company” and a majority of the members of the Board are independent, the Board has determined not to create a separate nominating committee. The Board of Directors has determined that four of the six directors currently meet the independence standards under the applicable NASDAQ Stock Market rules. These directors are Messrs. Bero, Davison, Malooly and Preston.
      All of the Company’s current members of the Board of Directors have served as directors since 1992, except Mr. LeCalsey, who became a director in September 1996, and Mr. Preston, who became a director in September 1999. Where called for, qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. Minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. The Board of Directors desires a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its stockholders. In the event of a need for a new or additional director, the Board of Directors would evaluate potential nominees by reviewing their qualifications, results of personal and reference interviews and such other information as they may deem relevant.
      The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.
      Since 1999, the Board of Directors has nominated the current directors for re-election at each annual meeting of stockholders, and has not received recommendations of director candidates from the Company’s security holders. The Board has not established special procedures for security holders to submit director recommendations. If the Company were to receive recommendations of candidates from the Company’s security holders, the Board of Directors would consider such recommendations in the same manner as all other candidates.
      The Board of Directors has not implemented a process for stockholders of the Company to send communications to the Board. The Corporate Secretary will forward any communications from stockholders that he receives to the Board.
      The Board of Directors does not currently have a policy with regard to the attendance of board members at its annual meeting of stockholders. All of the directors attended the Company’s 2005 Annual Meeting of Stockholders.

Director Compensation
      Our directors who are not employees receive:

•	an annual fee of $8,000,

•	a payment of $1,500 for each board meeting attended, and

•	a payment of $1,500 for each committee meeting attended.
      In addition, upon election or reelection to the Board of Directors at the annual meeting, each non-employee director receives options to acquire 3,000 shares of common stock under Tufco’s 2004 Non-Employee Director Stock Option Plan. The options are exercisable immediately at an exercise price equal to the fair market value of the common stock on the date of the annual meeting. On April 7, 2005, Messrs. Bero, Davison, Malooly, Preston and Simon each received options to acquire 3,000 shares of common stock under Tufco’s 2004 Non-Employee Director Stock Option Plan, as amended, with an exercise price of $6.42 per share.
MANAGEMENT
THE EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Positions with the Company

Louis LeCalsey, III	67	Director, President and Chief Executive Officer
Michael B. Wheeler	61	Vice President/Chief Financial Officer
Madge J. Joplin	58	Vice President, Sales and Operations
Michele M. Corrigan	37	Vice President, Sales and Marketing
      Executive officers of the Company are elected by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any executive officers of the Company.
Executive Officers
      Louis LeCalsey, III — Mr. LeCalsey assumed the positions of President and Chief Executive Officer of Tufco in October 1996. Previously he was President of Tufco Industries, Inc. since April 1996. Prior to that he served as Vice President of Worldwide Logistics for Scott Paper Company, the culmination of a 23-year career with Scott in various leadership positions. Mr. LeCalsey serves as a director for TriMark USA, Inc. and Independent Printing Company, Inc., as well as a member of the Advisory Group for Bradford Equities Fund L.P.
      Michael B. Wheeler, CPA — Mr. Wheeler has been with Tufco as Vice President and Chief Financial Officer since March 27, 2002. From 1999 to 2001, Mr. Wheeler consulted for several companies as a senior financial consultant. Prior to that, Mr. Wheeler was with Stone Container Corporation for twenty-five years serving as Vice President and Treasurer from 1983 to 1998.
      Madge J. Joplin — Ms. Joplin assumed the position of Vice President, Sales and Operations for the Business Imaging segment of Tufco in 1998. She began her career in 1965 with Hamco, Inc. and served in various positions until Hamco was acquired by Tufco in 1995. While with Hamco, Ms. Joplin’s more recent positions included Comptroller, Vice President of Operations and Chief Operating Officer.
      Michele M. Corrigan — Ms. Corrigan assumed the position of Vice President, Sales & Marketing for the Contract Manufacturing business segment in 1999. She began her career with Tufco in 1996 as a Marketing Manager in the Sales Department. Prior to joining Tufco, Ms. Corrigan was in sales and marketing for Bay West Paper, a division of Mosinee Paper, from 1989 until 1996.

Compensation of Executive Officers
      The following table summarizes the compensation for each of the fiscal years ended September 30, 2005, 2004 and 2003 of the Chief Executive Officer and the executive officers who earned a total annual salary and bonus in excess of $100,000 in fiscal year 2005.

					Long Term
		Annual Compensation			Compensation
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Compensation(1)	Options	Compensation(2)

Louis LeCalsey, III	2005	$273,021	$0	0	12,000	$6,111
Director, President	2004	269,500	72,000	0	15,000	4,556
and CEO	2003	262,500	60,000	0	16,500	4,346
Michael B. Wheeler	2005	$187,708	$0	0	9,000	$0
Vice President, CFO	2004	185,000	48,000	0	11,000	0
Secretary and	2003	173,500	40,000	0	12,500	0
Treasurer
Madge Joplin	2005	$128,760	$0	0	3,000	$3,319
Vice President, Sales	2004	122,500	19,600	0	4,000	2,573
and Operations	2003	118,500	23,700	0	4,500	2,370
Michele M. Corrigan	2005	$157,424	$0	0	3,000	$4,095
Vice President, Sales	2004	159,500	38,625	0	4,000	3,627
and Marketing	2003	154,500	30,900	0	4,500	3,090

(1)	Perquisites and other personal benefits for Louis LeCalsey, III, Michael B. Wheeler, Madge Joplin and Michele M. Corrigan did not exceed the level of $50,000 or 10% of their total annual salary plus bonus.

(2)	Includes employer matching contributions to the Company’s 401(k) plan.
Employment Contracts, Termination of Employment and Change-In-Control Arrangements
      Mr. LeCalsey entered into an employment agreement with the Company effective September 19, 1996, as amended, under which he serves as the President and Chief Executive Officer for an initial term of three years with successive one-year renewal terms. If we terminate his employment for cause or as a result of his death or disability or if he resigns, our obligation to compensate him immediately terminates. If we terminate his employment without cause, we are obligated to compensate him for a period of one year. If his employment is terminated within 180 days following a change in control of the Company (as defined in the employment agreement), then we (or our successor) will be obligated to pay him his base salary (subject to certain deductions) for a period of two years following the occurrence of the change in control. The employment agreement prohibits him from competing with us while employed by us and for one year after termination of his employment with us for any reason. The employment agreement provides for an initial annual base salary of $200,000, an annual bonus and various fringe benefits. The bonus is based upon a budget for pre-tax income determined by the board of directors. His base salary for fiscal year 2006 is $269,500.
      Mr. Wheeler entered into an employment agreement with the Company effective March 27, 2002, under which he serves as Vice President, Chief Financial Officer, Secretary and Treasurer for an initial term of one year with successive one-year renewal terms. If we terminate his employment for cause or as a result of his death or disability or if he resigns, our obligation to compensate him immediately terminates. If we terminate his employment without cause, we will be obligated to compensate him for a period of one year (and if such termination occurs in the fourth quarter of any year, a pro-rated portion of his bonus, if applicable). The employment agreement prohibits him from competing with us while employed by us and for one year after termination of his employment by us. The employment agreement provides for an initial annual base salary of $165,000, an annual bonus and various fringe benefits. The bonus is based upon a budget for pre-tax income determined by the board of directors. His base salary for fiscal year 2006 is $185,000.

      Ms. Joplin entered into an employment agreement with the Company effective October 1, 1996, under which she serves as Vice President Sales and Operations for an initial term of one year with successive one-year renewal terms. If we terminate her employment for cause or as a result of her death or disability or if she resigns, our obligation to compensate her immediately terminates. If she is terminated without cause, we will be obligated to compensate her for the remaining term of the agreement or for a period of one year, whichever is greater. The employment agreement prohibits her from competing with us while employed by us and for one year after the later of her termination of employment or the termination of severance pay. The employment agreement provides for an initial annual base salary of $75,000, an annual bonus and various fringe benefits. The bonus is based upon a budget for pre-tax income determined by the board of directors. Her base salary for fiscal year 2006 is $126,000.
      Ms. Corrigan entered into an employment agreement with the Company effective October 1, 1997, under which she serves as Vice President Sales and Marketing for an initial term of one year with successive one-year renewal terms. If we terminate her employment for cause or as a result of her death or disability or if she resigns, our obligation to compensate her immediately terminates. If she is terminated without cause, we will be obligated to compensate her for the remaining term of the agreement or for a period of one year, whichever is greater. The employment agreement prohibits her from competing with us while employed by us and for one year after the later of her termination of employment or the termination of severance pay. The employment agreement provides for an initial annual base salary of $75,000, an annual bonus and various fringe benefits. The bonus is based upon a budget for pre-tax income determined by the board of directors. Her base salary for fiscal year 2006 is $154,500.
Option Tables
Option Grants
      The following table sets forth the stock option grants made by the Company during fiscal year 2005 to each of our executive officers described above in the “Summary Compensation Table”. The following table also sets forth the hypothetical gains that would exist for the options at the end of the five-year terms after vesting, assuming compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of Tufco’s common stock. All option exercise prices are based on market price on the grant date.
Fiscal Year 2005 Option Grants

					Potential Realizable
					Value at Assumed
	Individual Option Grants				Annual Rates of
					Stock Price
	Number of				Appreciation at End
	Shares	% of Total Options			of Ten Year
	Underlying	Granted to	Exercise		Option Term(2)
	Options	Employees in	Price per	Expiration
Name	Granted(1)	Fiscal Year 2005	Share	Date	5%	10%

Louis LeCalsey, III	12,000	27%	$7.87	11/18/2014	59,393	150,513
Michael B. Wheeler	9,000	20%	$7.87	11/18/2014	44,545	112,885
Madge Joplin	3,000	7%	$7.87	11/18/2014	14,848	37,628
Michele M. Corrigan	3,000	7%	$7.87	11/18/2014	14,848	37,628

(1)	Stock option grants vest in equal increments on each of the first three anniversaries of their date of grant.

(2)	“Potential Realizable Value” is disclosed in response to Securities and Exchange Commission rules, which require such disclosure for illustrative purposes only, and is based on the difference between the potential market value of shares issuable (based upon assumed appreciation rates) upon exercise of such options and the exercise price of such options. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of Tufco’s stock or of the stock price.

Option Exercises And Fiscal Year-End Option Values
      The following table sets forth certain information concerning the value of the unexercised options as of September 30, 2005, held by the named executive officers. In fiscal year 2005 no named executive officers of the Company exercised options to acquire the Company’s common stock.
Aggregate Option Exercises In Fiscal Year 2005 And
Fiscal 2005 Year-End Option Values

	Number of Shares
	Underlying Unexercised		Value of Unexercised
	Options at Fiscal 2005		In-the-Money Options at
	Year-End		Fiscal 2005 Year-End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Louis LeCalsey, III	235,000	27,500	$18,130	$13,490
Michael B. Wheeler	27,000	20,500	22,663	10,077
Madge Joplin	27,833	7,167	4,926	3,644
Michele M. Corrigan	46,833	7,167	4,926	3,644

(1)	Represents the value of unexercised, in-the-money stock options at September 30, 2005, using the $6.30 per share closing price on that date.
Equity Compensation Plan Information
      The following table sets forth information concerning the equity compensation plans of the Company as of September 30, 2005.

(C)
	(A)		Number of Securities
	Number of Securities	(B)	Remaining Available for
	to be Issued Upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (A))

Equity compensation plans approved by security holders(1)	541,800	$7.40	353,200
Equity compensation plans not approved by security holders(2)	—	—	—

(1)	Plans represent (i) the 1992 Non-Qualified Stock Option Plan, which expired in April 2002, (ii) the 2003 Non-Qualified Stock Option Plan, which expires April 2013 and the 1993 Non-Employee Director Stock Option Plan, which expired March 2004, and (iii) the 2004 Non-Employee Director Stock Option Plan, which expires March 2014.

(2)	There are no equity compensation plans which were not approved by security holders.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
      Our executive compensation is supervised by our compensation committee. The functions of the compensation committee are to review general compensation policies and to review recommendations made regarding the salaries of executive officers. We seek to provide executive compensation that will support the achievement of our financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the compensation committee reviews executive compensation surveys and other available information and may from time to time consult with independent compensation consultants.
      In general, we compensate our executive officers through base salary, cash bonuses and long-term incentive compensation. In addition, executive officers participate in benefit plans that are generally available to our employees.
      The compensation committee’s compensation policies for executive officers follow our compensation policy for all employees. This policy emphasizes the principle that compensation should be commensurate with performance of the individual and the Company. With regard to the chief executive officer, the compensation committee considers a broad array of factors in establishing his base salary and bonus, including the salary and bonus payments for chief executive officers at companies in similar businesses. For fiscal year 2005, our chief executive officer had an employment agreement that provided for a minimum base salary of $200,000. His bonus is based upon a budget for pre-tax income determined by the board of directors. His base salary for fiscal year 2006 is $269,500.
      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction that may be claimed by a public company for total compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers except to the extent that any compensation in excess of $1 million is paid pursuant to a performance-based plan. This provision became effective with respect to us on January 1, 1994. After considering the application of Section 162(m) to its compensation policies, the committee has determined that the provisions of Section 162(m) would not affect the compensation of any of the officers named above. To the extent that this might not continue to be the case, the committee would consider any changes necessary to conform to the provisions of Section 162(m).
      The compensation committee determined the salary for our chief executive officer for fiscal year 2005 based on the foregoing.

Respectfully submitted,

Compensation Committee:

Samuel J. Bero
C. Hamilton Davison, Jr.
Robert J. Simon, Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      Mr. Bero and Mr. Simon serve on our compensation committee. Mr. Bero was an officer from November 1993, until his retirement in July 1995. In addition, as described in greater detail below under Certain Relationships and Related Transactions, the Company leases one of its facilities from a partnership in which Mr. Bero is a partner. In 1994, the Company entered into a consulting agreement with Bradford Ventures, Ltd., an affiliate of Bradford Associates. Mr. Simon currently is a general partner of Bradford Associates.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We lease one of our facilities from a partnership in which Samuel J. Bero is a partner. The lease has a five-year term that expires March 2008. We have options to renew the lease for an additional five-year term at a negotiable rental rate. We paid total rent of $124,861 to the partnership that is the lessor of this facility for fiscal year 2005. We believe that the terms of this lease are at least as favorable to us as could have been obtained from an unaffiliated party.
      As one of the terms of our purchase of Tufco Industries, Inc., in February 1992, we entered into agreements with Mr. Bero and one other former stockholder of Tufco Industries, Inc. pursuant to which we are required to pay the premiums on life insurance on their lives. The policies were collectively assigned to us as security for the repayment of such amounts. During fiscal year 2005 we paid $8,400 in premiums for Mr. Bero’s policy. As of September 30, 2005, aggregate premiums paid on Mr. Bero’s behalf were $123,429. The Company has terminated this agreement with Mr. Bero and Mr. Bero has undertaken to promptly pay to the Company an amount equal to the premiums paid on his behalf by the Company.
      In 1994, the Company entered into a consulting agreement with Bradford Ventures, Ltd., an affiliate of Bradford Venture Partners, L.P., and Overseas Equity Investors Partners, two of our largest stockholders, under which Bradford Ventures provides various financial consulting services to us for an initial term of 10 years, with successive automatic renewal terms of one year each unless terminated by either party. Under this agreement, Bradford Ventures has assisted us in structuring our initial public offering, various acquisitions and divestitures and restructuring our long-term obligations. In addition, Bradford Ventures provides general business consulting and advice. We expect to use the services of Bradford Ventures in the future for similar services as well as in any major transaction, such as loans, subsequent public offerings and acquisitions and divestitures. We are obligated to pay Bradford Ventures an annual fee of $210,000 under the agreement, subject to a 5% annual increase, plus reasonable out-of-pocket expenses. During fiscal year 2005, we paid Bradford Ventures $336,643 in fees. We believe that the terms of the agreement with Bradford Ventures are customary and are at least as favorable to us as could be obtained from an unaffiliated party.

PERFORMANCE GRAPH
      SEC rules require the presentation of a line graph comparing, over a period of five years, the cumulative total stockholder return to a performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by us.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG TUFCO TECHNOLOGIES, INC.,
NASDAQ MARKET INDEX AND HEMSCOTT GROUP INDEX
ASSUMES $100 INVESTED ON OCT. 1, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING SEPT. 30, 2005

	2000	2001	2002	2003	2004	2005

TUFCO TECHNOLOGIES, INC	100.00	74.07	48.59	63.60	77.93	62.22

HEMSCOTT GROUP INDEX(1)	100.00	105.50	128.88	157.72	186.48	198.72

NASDAQ MARKET INDEX	100.00	40.97	32.96	50.52	53.56	60.93

(1)	Formerly named Coredata Group Index
      The graph above compares the performance of our common stock with the performance of the NASDAQ Market Index and the Hemscott Industry Group 325 — Packing and Containers Group Index from October 1, 2000 through September 30, 2005. The comparison assumes $100 was invested on October 1, 2000, in our common stock and in each of the aforementioned indices and assumes reinvestment of dividends.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

      Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 4 or 5 were required, the Company believes that during the 2005 fiscal year all Section 16(a) filing requirements were complied with.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 21, 2006, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each current director, (3) each named executive officer, and (4) all current directors and executive officers as a group. Unless otherwise indicated, the shares listed in the table are owned directly by the individual or entity, or by both the individual and the individual’s spouse. The individual or entity has sole voting and investment power as to shares shown or, in the case of the individual, such power is shared with the individual’s spouse.
      Certain of the shares listed below are deemed to be owned beneficially by more than one stockholder under SEC rules. Accordingly, the sum of the ownership percentages listed exceeds 100%.

	Amount and Nature of	Percent of
	Beneficial Ownership	Class

Over 5% Stockholders
Robert J. Simon(1)(3)(4)(5)	2,659,543	58.3%
Barbara M. Henagan(1)(3)	2,621,661	57.8%
Bradford Venture Partners, L. P.(1)(2)	2,619,740	57.8%
Overseas Equity Investors Partners(3)(6)	2,619,740	57.8%
Other Directors And Executive Officers
Samuel J. Bero(7)	216,000	4.7%
Louis LeCalsey III(8)	277,767	5.9%
C. Hamilton Davison, Jr.(5)	31,842	*
Seymour S. Preston III(9)	23,000	*
William J. Malooly(5)	31,000	*
Michael B. Wheeler(10)	38,833	*
Madge Joplin(11)	44,287	*
Michele M. Corrigan(12)	54,167	1.2%
Directors and Executive Officers as a Group (9 persons)(1)(3)(13)	3,376,439	68.3%

*	Less than one percent

(1)	The amounts shown for Mr. Simon and Ms. Henagan include the shares owned of record by Bradford Venture Partners, L.P., as to which they may be deemed to share beneficial ownership due to their having voting and dispositive power over such shares. Bradford Associates, a general partnership of which such two persons are the partners, is the sole general partner of Bradford Venture Partners, L.P. and, as such, holds a 1% interest in that partnership. The business address of each of Mr. Simon and Ms. Henagan is 92 Nassau Street, Princeton, New Jersey, 08542.

(2)	The address of the stockholder is 92 Nassau Street, Princeton, New Jersey 08542. The amount shown for the stockholder includes 709,870 shares owned of record by Overseas Equity Investors Partners (“Overseas Equity”), as to which the stockholder may be deemed to share beneficial ownership due to the formation of a “group” comprised of the stockholder and Overseas Equity for purposes of SEC rules.

(3)	The amounts shown for Mr. Simon and Ms. Henagan includes the shares owned of record by Overseas Equity as to which they may be deemed to share beneficial ownership due to their having voting power over such shares. Mr. Simon serves as chairman of the board of directors of the corporation that acts as the managing partner of Overseas Equity. Bradford Associates holds a 1% partnership interest in Overseas Equity, which may increase upon the satisfaction of certain contingencies related to the overall performance of Overseas Equity’s investment portfolio, and also acts as an investment advisor for Overseas Equity.

(4)	The stockholder is also one of our directors.

(5)	The amount shown includes 28,000 shares that may be acquired under options exercisable within 60 days of March 21, 2006.

(6)	The address of the stockholder is Clarendon House, Church Street, Hamilton 5-31, Bermuda. The amount shown for the stockholder includes 1,909,870 shares owned of record by Bradford Venture Partners, L.P., as to which the stockholder may be deemed to share beneficial ownership due to the formation of a “group” comprised of the stockholder and Bradford Venture Partners, L.P. for purposes of SEC rules.

(7)	The amount shown includes 26,000 shares that may be acquired under options exercisable within 60 days of March 21, 2006.

(8)	The amount shown includes 165,500 shares that may be acquired under options exercisable within 60 days of March 21, 2006.

(9)	The amount shown includes 18,000 shares that may be acquired under options exercisable within 60 days of March 21, 2006.

(10)	The amount shown includes 37,833 shares that may be acquired under options exercisable within 60 days of March 21, 2006.

(11)	The amount shown includes 31,167 shares that may be acquired under options exercisable within 60 days of March 21, 2006.

(12)	The amount shown includes 45,167 shares that may be acquired under options exercisable within 60 days of March 21, 2006.

(13)	The amount shown includes an aggregate of 407,667 shares that may be acquired under options exercisable within 60 days of March 21, 2006.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2006.
      Representatives of Deloitte & Touche LLP are expected to be available at the annual meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement at the meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.
      With respect to fiscal 2005, the Audit Committee has reviewed and discussed the audited financial statements with management. Management has the responsibility for the preparation of our financial statements, and the independent registered public accounting firm has the responsibility for the audit of those statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, Communication with Audit Committee. The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accounting firm their independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2005 for filing with the Securities and Exchange Commission.
      In compliance with the Sarbanes-Oxley Act, the Audit Committee has established procedures, including receipt, retention, and treatment of complaints, for confidential, anonymous reporting of employee concerns with regard to accounting controls or auditing matters.

Respectfully submitted,

William J. Malooly, Chairman
C. Hamilton Davison, Jr.
Seymour S. Preston III
Fees Paid to the Independent Registered Public Accounting Firm
      The following table shows the fees paid or accrued by the Company for the audit and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for fiscal years 2004 and 2005.

	FY 2005	FY 2004

Audit Fees	$187,000	$170,000
Audit-Related Fees	$8,400	$12,000
Tax Fees	$48,100	$97,428
All Other Fees	$—	$—
      Audit services of Deloitte & Touche for fiscal 2005 consisted of the audit of the consolidated financial statements of the Company and reviews of the financial statements included in Tufco’s Quarterly Reports on Form 10-Q. “Audit-Related Fees” include charges primarily related to the services rendered in connection with the Company’s assessment of its internal control over financial reporting. “Tax Fees” includes charges primarily related to tax return preparation and tax consulting services. There were no “Other Fees” during fiscal 2005. The Audit Committee approved all of the services described above.
      Audit services of Deloitte & Touche for fiscal 2004 consisted of the audit of the consolidated financial statements of the Company and reviews of the financial statements included in Tufco’s Quarterly Reports on Form 10-Q. “Audit-Related Fees” include charges primarily related to the services rendered in connection with the filing of Forms S-8 with the SEC. “Tax Fees” includes charges primarily related to tax return preparation and tax consulting services. There were no “Other Fees” during fiscal 2004. The Audit Committee approved all of the services described above.

      The Audit Committee’s policy is to pre-approve all auditing and permitted non-audit services other than deminimus non-audit services as defined in Section 10A(i)(1) of the Exchange Act which will be approved prior to the completion of the independent registered public accounting firm’s audit. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche.
      Deloitte & Touche served as the Company’s independent registered public accounting firm for fiscal 2004 and 2005 and will serve in fiscal 2006 as well.
STOCKHOLDER PROPOSALS
      To be included in the proxy statement, any proposals of holders of common stock of the Company intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2007 must be received by the Company, addressed to the Secretary of the Company, Tufco Technologies, Inc., PO Box 23500, Green Bay, WI 54305, no later than December 1, 2006, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.
      Any holder of common stock of the Company desiring to bring business before the 2007 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Company, addressed to the Secretary of the Company, Tufco Technologies, Inc., PO Box 23500, Green Bay, WI 54305, no later than December 15, 2006.
OTHER BUSINESS
      We know of no other business that will be presented at the annual meeting. If other matters requiring a vote of the stockholders properly comes before the annual meeting, the persons authorized under the proxies will vote and act according to their best judgment.
EXPENSES
      The expense of preparing, printing, and mailing proxy materials to our stockholders will be borne by us. In addition to the solicitation of proxies by use of the mail, proxies may be solicited personally or by telephone or facsimile by directors, officers and regularly engaged employees, none of whom will receive additional compensation therefor. Brokerage houses, nominees and other similar record holders will be requested to forward proxy materials to the beneficial owners of the common stock and will be reimbursed by us upon request for their reasonable out-of-pocket expenses.
ANNUAL REPORT
      We have provided without charge a copy of our annual report to stockholders for fiscal year 2005 to each person being solicited by this proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge a copy of the annual report on Form 10-K as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed). All such requests should be directed to: Michael B. Wheeler, Secretary, Tufco Technologies, Inc., P. O. Box 23500, Green Bay, Wisconsin 54305.

P R O X Y

TUFCO TECHNOLOGIES, INC.
Annual Meeting of Stockholders, May 16, 2006

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF
TUFCO TECHNOLOGIES, INC.

The undersigned hereby appoints ROBERT J. SIMON and MICHAEL B. WHEELER, and each of them, jointly and severally, as proxies, each with full power of substitution, to vote all of the undersigned’s shares of common stock held of record on March 30, 2006, at the 2006 annual meeting of stockholders or at any postponements or adjournments thereof.

This proxy, when properly executed, will be voted in accordance with the directions made on the reverse side. If no direction is made, this proxy will be voted FOR the election as directors of the nominees of the Board of Directors. The proxies will vote with respect to the second proposal according to their best judgment.

1. Election of Directors.

FOR all nominees listed below (except as marked below to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

(Samuel J. Bero, C. Hamilton Davison, Jr., Louis LeCalsey III, William J. Malooly, Seymour S. Preston III and Robert J. Simon)

Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

2.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

Please sign exactly as name appears below. When shares are held in more than one name, all parties should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated:	, 2006

Signature

Signature if shares held in more than one name

Please mark, sign, date and promptly return this proxy in the enclosed envelope.